EXHIBIT 3.5


                                STATE OF DELAWARE
                            CERTIFICATE OF OWNERSHIP

                                                          SUBSIDIARY INTO PARENT
                                                                     Section 253


                            CERTIFICATE OF OWNERSHIP
                                     MERGING

                              ATI ACQUISITION CORP.

                                      INTO

                          DISCOVERY LABORATORIES, INC.


             Pursuant to Section 253 of the General Corporation Law
                            of the State of Delaware

          Discovery Laboratories, Inc., a corporation originally incorporated under the name of Ansan, Inc. on the 6th day of November, 1992 and subsequently changed to Discovery Laboratories, Inc. on the 25th day of November, 1997 (the "Corporation"), pursuant to the provisions of the General Corporation Law of the State of Delaware:

         DOES HEREBY CERTIFY that the Corporation owns 100% of the outstanding shares of each class of stock of ATI Acquisition Corp., a corporation originally incorporated under the name of Acute Therapeutics, Inc. on the 11th day of September, 1996, and amended its name to ATI Acquisition Corp. on the 16th day of June, 1998, pursuant to the provisions of the General Corporation Law of the State of Delaware ("ATI") and that the Corporation, by a resolution of its Board of Directors duly adopted at a meeting held on the 16th day of February, 1999, determined to and did merge ATI into itself, which resolution is as follows:

         WHEREAS the Corporation lawfully owns 100% of the outstanding shares of each class of stock of ATI, a corporation organized and existing under the laws of the State of Delaware; and

         WHEREAS in the judgment of this Board of Directors it is desirable for business reasons to merge ATI into the Corporation and to be possessed of all the estate, property, rights, and privileges of ATI;

         NOW THEREFORE, upon motion duly made, seconded and carried, it was unanimously


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         RESOLVED, that such merger be effected by transferring all the assets and related liabilities of ATI into the Corporation; and

         FURTHER RESOLVED, that an authorized officer of the Corporation be and is hereby directed to make and execute a certificate of ownership setting forth a copy of resolution to so merge and assume ATI's liabilities and obligations, the date of adoption thereof, and to file the same in the office of the Secretary of the State of Delaware; and

         FURTHER RESOLVED, that the officers of the Corporation be, and they hereby are, authorized, empowered, and directed to do and perform all such further acts and things, to execute and deliver in the name of the Corporation, and where necessary or appropriate, to file with the appropriate governmental authorities, all such further certificates, instruments, or other documents, as in their judgment shall be necessary or advisable in order to effectuate such merger, the intent and purposes of the foregoing resolutions, and any or all of the transactions contemplated therein.

         IN WITNESS WHEREOF, Discovery Laboratories, Inc., for the purpose of merging ATI into Discovery Laboratories, Inc. under the laws of the State of Delaware, has caused this Certificate of Ownership to be executed in its corporate name this ___ day of October, A.D. 1999.



                                            By:  /s/Robert J. Capetola
                                                 -----------------------
                                                     Authorized Officer

                                            Name:   Robert J. Capetola

                                            Title:
                                                   ---------------------